Exhibit 99.1

Summit Materials Announces Appointment of Chief Financial Officer and Chief Legal Officer

Brian J. Harris named Chief Financial Officer

Anne L. Benedict named Chief Legal Officer

Denver, CO. October 18, 2013 –Summit Materials (“Summit” or the “Company”) today announced the appointment of Brian J. Harris, as Chief Financial Officer, effective October 14, 2013, and Anne L. Benedict as Chief Legal Officer, effective October 1, 2013.

Mr. Harris joins Summit after serving as Executive Vice President and Chief Financial Officer of Bausch & Lomb Holdings Incorporated, a leading global eye health company, since 2009. Mr. Harris previously held positions of increasing responsibility with industrial, automotive, building products and engineering manufacturing conglomerate Tomkins plc, including President of the $2 billion worldwide power transmission business for Gates Corporation, and Senior Vice President for Strategic Business Development and Business Administration, Chief Financial Officer, and Secretary of Gates Corporation. Mr. Harris earned his Bachelor of Accountancy from Glasgow University and is qualified as a Scottish Chartered Accountant. With the appointment of Mr. Harris, John R. Murphy has stepped down as Interim Chief Financial Officer. Mr. Murphy will continue to serve as a director and chairman of the audit committee of the board of directors of the Company’s indirect parent company.

Prior to joining Summit, Ms. Benedict was a partner in the Washington, D.C. office of global law firm Gibson, Dunn & Crutcher LLP, where her practice involved a wide range of corporate law matters, including mergers and acquisitions, joint ventures and other strategic transactions, securities offerings, securities regulation and disclosure issues, and corporate governance matters. Ms. Benedict is a graduate of the University of Pennsylvania Law School. She holds a Bachelor of Arts degree in English and Psychology from the University of Michigan.

Contact:

For Summit Materials:

info@summit-materials.com

303-893-0012

For Blackstone:

Christine Anderson

212-583-5182

For Silverhawk:

Ted Gardner

704-409-3334

About Summit Materials

Summit Materials was formed in 2009 to develop a leading business in the aggregates and heavy-side building materials sector through strategic acquisitions. Summit Materials was founded by its CEO Tom Hill and a group of investors that include members of its management team, Blackstone Capital Partners V L.P., and Silverhawk Capital Partners. Tom Hill is the former CEO of Oldcastle Inc., the U.S. division of CRH, Plc. To date Summit Materials has completed over 20 acquisitions, and through its three regions, East, Central, and West, it conducts operations in Kentucky, Tennessee, Virginia, Kansas, Missouri, Illinois, Iowa, Utah, Idaho, Wyoming, Colorado, Texas, Arkansas, and Oklahoma. Further information is available at www.summit-materials.com

About The Blackstone Group

Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its people and flexible capital. Blackstone’s alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com

About Silverhawk Capital Partners

Silverhawk is an independent investment group established in 2005 to invest in management buyouts and other private equity transactions in the Industrial, Energy/Natural Resources and Business Service sectors. The partners of Silverhawk have invested as a team and operated businesses since 1989. Further information is available at www.silverhawkcapitalpartners.com.